SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549-1004

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) October 11, 2001
                       -------------------
                  Commission File Number 1-5324
                             ------


                       NORTHEAST UTILITIES
                      --------------------
      (Exact name of registrant as specified in its charter)


                 MASSACHUSETTS       04-2147929
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    (State or other jurisdiction of         (I.R.S. Employer
     incorporation or organization)     Identification No.)


174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
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            (Address of principal executive offices)
                           (Zip Code)


                         (413) 785-5871
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       (Registrant's telephone number, including area code)

                         Not Applicable
                         --------------
  (Former name or former address, if changed since last report)

ITEM 9.  REGULATION FD DISCLOSURE

     The material attached hereto as Exhibit 99, which is incorporated in this Item 9 by reference thereto, is furnished pursuant to Regulation FD.


Exhibit 99.

News Release


Contact:  Mary Jo Keating (media)       Jeffrey R. Kotkin (investors)
Office:     (860) 665-5181              (860) 665-5154

NU PROVIDES EARNINGS GUIDANCE

     GREENWICH, Connecticut, October 11, 2001-Northeast Utilities
(NU) today estimated that 2002 operating earnings would range between $1.40 per share and $1.65 per share. NU also projected that it would earn toward the lower end of its previously announced range of $1.35 per share and $1.50 per share in 2001 on an operating basis, primarily as a result of a higher than previously anticipated average share count.

     Operating earnings do not include significant nonrecurring gains and charges, such as the gain of $0.87 a share NU recorded in the first quarter of 2001 associated with the sale of the Millstone nuclear power station in Waterford, Connecticut. Excluding nonrecurring events, NU earned $92.1 million, or $0.66 per share in the first half of 2001.

     NU provided the 2002 guidance at a meeting of industry analysts and bankers in Greenwich this morning. The half-day conference is being webcast and is accessible through NU's web site at www.nu.com.

     At the conference, Michael G. Morris said NU plans to make hundreds of millions of dollars of additional capital investments over the next five years in the electric transmission and natural gas distribution systems in Connecticut. He said those investments will meet the state's near-term energy needs and help support earnings growth after 2002.

     "We plan to grow Northeast Utilities by providing additional energy choices for homes and businesses in the state of Connecticut and by expanding our activities elsewhere in the Northeast," Morris told analysts. By the end of 2006, NU projects that its net plant investment will increase by about 75 percent over its current level of approximately $3.6 billion as a result of continued increased investments in energy transmission and distribution systems and expanding investments in competitive businesses.

     Morris also said that, subject to NU Board approval and as actual results of operations permit, NU plans to continue increasing its common dividend as the earnings of its regulated businesses grow. NU increased its quarterly dividend from $0.10 per share to $0.125 cents per share, effective September 2001. Morris said in the near term NU anticipates increasing its dividend by about 10 percent annually and targeting an eventual payout of 50 percent of its regulated earnings.

     While NU anticipates annual dividend increases, Morris said it also expects to continue to repurchase its common shares. NU repurchased more than 10.3 million shares in the second quarter of 2001 and has repurchased another 1.3 million shares since late August under a separate 15 million share repurchase authorization adopted by NU trustees in July 2001. That authorization extends until July 2003.

     "We have considerable resources available to repurchase our shares and plan to continue our buyback program as long as it is accretive to our shareholders," Morris said.

     NU operates New England's largest electric utility system with nearly 1.8 million electric customers in Connecticut, New Hampshire and Massachusetts and 187,000 natural gas distribution customers in Connecticut. NU, which had approximately $6.5 billion in revenues over the past 12 months, is also one of New England's largest energy marketers.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

                            SIGNATURE

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              NORTHEAST UTILITIES
                              (registrant)


                              By:    /S/David R. McHale
                                     Name:  David R. McHale
                                     Title: Vice President and
                                     Treasurer


Date:  October 11, 2001